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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEST BUY CO., INC. 7075 Flying Cloud Drive Eden Prairie, Minnesota 55344

NOTICE OF 2001 REGULAR MEETING OF SHAREHOLDERS

Time:	10:00 a.m., Central Daylight Time, on Tuesday, June 26, 2001
Place:	The Minnesota Historical Society History Center 345 Kellogg Boulevard West St. Paul, Minnesota
Items of Business:	1.	To elect five Class 2 directors to serve on the Board of Directors for a term of two years.
	2.	To ratify the appointment of one Class 1 director.
	3.	To ratify the appointment of Ernst & Young LLP as the Company's independent auditor for the current fiscal year.
	4.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you are a shareholder of record of the Company as of the close of business on Friday, May 4, 2001.
Proxy Voting:	Your vote is important. You have the option to vote in one of three ways:
		1.	Visit the website shown on your proxy card to vote via the Internet,
		2.	Call the toll-free telephone number shown on your proxy card, or
		3.	Mark, sign, date and promptly return your proxy card in the enclosed postage-paid envelope.

    Whether or not you expect to attend the meeting in person, please vote your shares in one of the three ways outlined above.

                      By Order of the Board of Directors

                      Elliot S. Kaplan
                       Secretary

Minneapolis, Minnesota
May 17, 2001

PROXY STATEMENT

BEST BUY CO., INC.
7075 Flying Cloud Drive
Eden Prairie, Minnesota 55344

Regular Meeting of Shareholders — June 26, 2001

INFORMATION CONCERNING SOLICITATION AND VOTING

    The Board of Directors (the "Board") and management of Best Buy Co., Inc. (the "Company"), are asking you to return the enclosed proxy card. It is your ballot for voting on the items of business at the 2001 Regular Meeting of Shareholders (the "Meeting"). The items of business are discussed in this proxy statement and in the Notice of 2001 Regular Meeting of Shareholders.

    The Meeting will be held on Tuesday, June 26, 2001, at 10:00 a.m., Central Daylight Time, at The Minnesota Historical Society History Center, 345 Kellogg Boulevard West, St. Paul, Minnesota. If for some reason the Meeting is rescheduled to a later date or time, your proxy will continue to be valid unless expressly canceled or changed.

    Your shares will be voted at the Meeting according to your proxy instructions. IF YOUR PROXY INSTRUCTIONS DO NOT SPECIFY HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED IN FAVOR OF EACH OF THE ITEMS OF BUSINESS. These proxy solicitation materials are first being sent to shareholders on or about May 17, 2001.

    In order to vote at the Meeting, you must be a shareholder of record of the Company as of the close of business on May 4, 2001. As of that date, there were 209,381,800 shares of the Company's Common Stock outstanding. The Company does not have any other class of capital stock outstanding.

    You have one vote for each share you own and you can vote those shares for each item of business addressed at the Meeting. Shareholders have the option to vote via the Internet, by telephone or by using the enclosed proxy card. If you want to vote using the Internet or by telephone, please read the instructions on the proxy card.

    The total number of votes cast by all shareholders either present at the Meeting or voting by proxy will determine whether an item of business is approved. A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the

Meeting. If you abstain from voting on any item of business, you will have no effect on that vote, but your shares will be considered to be represented at the Meeting. In the same way, broker "non-votes" (proxies returned by brokers who do not have permission to vote those shares) count toward having enough shares represented to conduct the Meeting. However, those shares will not affect the vote on the Meeting's items of business.

    If you want to cancel or change your vote after casting it, you can do any of the following at any time prior to the Meeting: (i) you can deliver a written notice of cancellation to the principal office of the Company; (ii) you can fill out and mail to the Company another proxy card with a later date; (iii) if you voted using the Internet, you can log on to the website again and follow the prompts; (iv) if you voted by telephone, you can call the toll-free number again and follow the instructions; or (v) you can attend the Meeting and vote in person.

    The Company pays all of the costs of sending out proxy materials and encouraging shareholders to vote. The Company's directors, officers and regular employees may use mail, Internet, telephone and personal calls to encourage shareholders to vote. They do not, however, receive additional compensation for soliciting shareholder proxies. The Company will request that brokerage houses, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward proxy materials and annual reports to beneficial owners of the Company's Common Stock. The Company will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the New York Stock Exchange ("NYSE") schedule of charges.

    The Company is pleased to offer shareholders the choice to receive annual reports and proxy materials electronically over the Internet instead of receiving paper copies through the mail. This will save the Company the costs of printing and mailing these materials. The fiscal 2001 annual report and proxy materials are being mailed to all shareholders who have not already elected to receive these materials electronically. If you would like to receive these materials electronically in the future, you may enroll after determining whether your shares are registered in your name or in the name of your brokerage firm or bank. Shareholders whose shares are registered directly in their name can enroll at the website www.proxyvote.com to receive these materials electronically in the future. Shareholders whose shares are held in street name by a broker or bank also may be eligible to participate, depending on whether their broker or bank offers electronic delivery. Generally, brokers and banks offering this choice require that the shareholders vote through the

Internet in order to enroll. Street name shareholders who are not given the opportunity to enroll should contact their broker or bank and ask about the availability of electronic delivery. As with all Internet usage, the user must pay all access fees and telephone charges. You may view an electronic version of this year's proxy material at www.BestBuy.com by clicking on the "About Us" link and then selecting the "Investor Relations" link. The proxy materials will be posted on the "Financials" page.

ELECTION OF DIRECTORS

Generally

    Prior to February 2001, the Company's By-laws provided that the Board would consist of nine directors. On February 1, 2001, the Board amended the Company's By-laws to increase the number of directors to eleven, six of whom are Class 1 directors and five of whom are Class 2 directors. Directors are elected for a term of two years and the terms are staggered so that Class 1 directors are elected in even-numbered years and Class 2 directors are elected in odd-numbered years. On February 1, 2001, the Board appointed Allen U. Lenzmeier as a Class 1 director and Jack W. Eugster as a Class 2 director. At the Meeting, shareholders will be asked to re-elect all Class 2 directors and to ratify the appointment of the newest Class 1 director.

    Management and the Board recommend that shareholders re-elect Robert T. Blanchard, Jack W. Eugster, Elliot S. Kaplan, Richard M. Schulze and Hatim A. Tyabji as Class 2 directors. If elected, they will hold office until the election of directors at the 2003 Regular Meeting of Shareholders. Management and the Board also recommend that the shareholders ratify the appointment of Allen U. Lenzmeier as a Class 1 director. If ratified, Mr. Lenzmeier will hold office until the 2002 Regular Meeting of Shareholders. All of the nominees are currently members of the Board. The length of time each director has served on the Board is provided in the information about the nominees and directors on pages 11 through 13.

    The Board held five regular meetings and seven special meetings during the fiscal year ended March 3, 2001. Each incumbent director attended, in person or by phone, at least 75% of the meetings of both the Board and Board committees on which he or she then served, with the exception of Hatim A. Tyabji who attended seven of twelve Board meetings and attended three of his four committee meetings.

    There are no family relationships among the nominees or between any nominee and any of the Company's other directors.

    The five standing committees of the Board have responsibilities as follows:

    Audit – The purpose of this committee is to assist the Board in its responsibility to oversee management's implementation of effective financial controls. These financial controls provide reasonable assurance that the Company's reported financial information is materially accurate, complete and timely. This committee also meets with the Company's management and independent auditor each quarter prior to the Company's earnings release to discuss the results of the auditor's quarterly review or fiscal year-end audit procedures, as appropriate.

    Compensation and Human Resources – The purpose of this committee is to periodically review and evaluate the Company's compensation, stock option, stock award and benefit plans, and make recommendations to the Board regarding any changes to these plans. This committee also reviews the Company's practices and policies for the recruitment, hiring, development and promotion of employees generally, and officers specifically. This committee has been authorized by the Board to approve director and executive compensation, stock option grants, stock awards and amendments to stock option and stock award plans without full Board approval.

    Finance and Investment Policy – The purpose of this committee is to assist the Company's management in developing financial policies that will enable the Company to achieve its long-range goals. It also reviews the investment policies of the Company's benefit plans. This committee also has responsibility for setting overall guidelines for the Company's leases, real estate holdings, business insurance coverages and certain investment strategies.

    Long-Range and Strategic Planning – The purpose of this committee is to work with the Company's management to develop long-range plans for the Company. These plans may include forming strategic alliances, acquiring other companies, diversifying or eliminating product lines and expanding into new markets. The committee also reviews the Company's long-term financial objectives and long-term development concepts.

    Nominating and Public Policy – The purpose of this committee is to identify and present qualified individuals for election and re-election to the Board and to monitor the participation of directors. The committee does not intend to consider shareholder nominations to fill director positions. The committee also reviews Company policies and programs that will help management and the Board run a business that is sensitive to significant public policy issues.

    The following table shows the date each committee was established and the names of the directors serving on each committee as of March 3, 2001.

Committee	Date Established	Number of Meetings During Last Fiscal Year	Members
Audit	June 1, 1984	6	Frank D. Trestman* Robert T. Blanchard Mark C. Thompson Hatim A. Tyabji
Compensation and Human Resources	February 13, 1997	3	Frank D. Trestman* James C. Wetherbe Kathy Higgins Victor
Finance and Investment Policy	February 13, 1997	3	Elliot S. Kaplan* Robert T. Blanchard Jack W. Eugster Allen U. Lenzmeier
Long-Range and Strategic Planning	February 13, 1997	1	James C. Wetherbe* Bradbury H. Anderson Elliot S. Kaplan Richard M. Schulze Hatim A. Tyabji
Nominating and Public Policy	February 13, 1997	3	Elliot S. Kaplan* Bradbury H. Anderson Richard M. Schulze Mark C. Thompson Kathy Higgins Victor

*
Committee Chairperson

Voting Information

    You may vote for all, some or none of the nominees for election to the Board. However, you may not vote for more individuals than the number nominated. IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT AND APPROVE THE ELECTION OR RATIFICATION OF ALL OF THE NOMINEES. Each of the nominees has agreed to continue serving the Company as a director if elected or ratified, as applicable. However, if any nominee becomes unwilling or unable to serve, the Proxy Agents named in the proxy will vote for an alternative person recommended by the Board. The Company's Articles of Incorporation prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the shares present and entitled to vote at the Meeting is required to elect or ratify, as applicable, each director nominee.

Security Ownership of Certain Beneficial Owners and Management

    The following table provides information about the number of shares of Common Stock of the Company beneficially owned as of March 31, 2001, by the Chief Executive Officer and each of the next five most highly compensated executive officers during the most recent fiscal year. The table provides similar information on each director including the director nominees, all directors and executive officers as a group, and each person the Company knows to beneficially own more than 5% of the outstanding shares of Common Stock of the Company:

Name	Age	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Richard M. Schulze Founder, Chairman, Chief Executive Officer and Director	60	35,614,799(1)	17.05%
Bradbury H. Anderson Vice Chairman, President, Chief Operating Officer and Director	51	2,077,424(2)	*
Allen U. Lenzmeier President of Best Buy Retail Stores and Director	58	1,195,355(3)	*

Name	Age	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Wade R. Fenn President of Entertainment and Strategic Business Development	42	771,076(4)	*
John C. Walden President, BestBuy.com, Inc.	41	116,750(5)	*
Michael P. Keskey Executive Vice President of Retail Sales	46	189,483(6)	*
Robert T. Blanchard Director	56	10,000(7)	*
Jack W. Eugster Director	55	156,446(8)	*
Kathy Higgins Victor Director	44	10,000(9)	*
Elliot S. Kaplan Secretary and Director	64	296,358(10)	*
Mark C. Thompson Director	43	5,000 (11)	*
Frank D. Trestman Director	66	319,300 (12)	*
Hatim A. Tyabji Director	56	20,000 (13)	*
James C. Wetherbe Director	52	81,552 (14)	*
All directors and executive officers, as a group (20 individuals)	--	41,244,288 (15)	19.51%

Name	Age	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
FMR Corp. 82 Devonshire Street Boston, MA 02109	--	21,284,066(16)	10.22%

*
Less than 1%.

(1)
The figure includes (a) 32,696,506 outstanding shares owned by Mr. Schulze; (b) 915,590 outstanding shares owned by Mr. Schulze and his wife as joint tenants; (c) 224,388 outstanding shares owned by Mr. Schulze's wife; (d) 460 outstanding shares held in Mr. Schulze's individual retirement account; (e) 456 outstanding shares held in Mr. Schulze's wife's individual retirement account; (f) 508,020 outstanding shares registered in the name of Mr. Schulze and a co-trustee and held by them as trustees of a trust for the benefit of Mr. Schulze; (g) 508,020 outstanding shares registered in the name of Mrs. Schulze and a co-trustee and held by them as trustees of a trust for the benefit of Mrs. Schulze (Mr. Schulze has disclaimed beneficial ownership of these shares); (h) 31,359 outstanding shares registered in the name of American Express Trust Company (the "Trustee"), and held by the Trustee in connection with the Company's Retirement Savings Plan for the benefit of Mr. Schulze; and (i) options to purchase 730,000 shares, which he can exercise within 60 days.

(2)
The figure represents (a) 1,331,407 outstanding shares owned by Mr. Anderson; (b) 5,217 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Company's Retirement Savings Plan for the benefit of Mr. Anderson; (c) 800 outstanding shares registered in the name of Mr. Anderson and held by him as custodian for the benefit of his children (Mr. Anderson has disclaimed beneficial ownership of these shares); and (d) options to purchase 740,000 shares, which he can exercise within 60 days.

(3)
The figure represents (a) 850,230 outstanding shares owned by Mr. Lenzmeier; and (b) options to purchase 345,125 shares, which he can exercise within 60 days.

(4)
The figure represents (a) 227,249 outstanding shares owned by Mr. Fenn; (b) 34,228 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Company's Retirement Savings Plan for the benefit of Mr. Fenn; (c) 3,320 outstanding shares held in Mr. Fenn's wife's individual retirement account; (d) 704 outstanding shares registered in the name of Mr. Fenn as trustee of a trust for the benefit of his son (Mr. Fenn has disclaimed beneficial ownership of these shares); and (e) options to purchase 505,575 shares, which he can exercise within 60 days.

(5)
The figure represents (a) 15,750 outstanding shares owned by Mr. Walden; (b) 47,250 restricted shares which limit Mr. Walden's ability to transfer the shares until the restrictions lapse (15,750 per year over the next three years); and (c) options to purchase 53,750 shares, which he can exercise within 60 days.

(6)
The figure represents (a) 28,300 outstanding shares owned by Mr. Keskey; (b) 9,808 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Company's Retirement Savings Plan for the benefit of Mr. Keskey; and (c) options to purchase 151,375 shares, which he can exercise within 60 days.

(7)
The figure represents Mr. Blanchard's options to purchase 10,000 shares, which he can exercise within 60 days.

(8)
The figure represents (a) 1,000 outstanding shares owned by Mr. Eugster; and (b) options to purchase 155,446 shares, which he can exercise within 60 days.

(9)
The figure represents Ms. Higgins Victor's options to purchase 10,000 shares, which she can exercise within 60 days.

(10)
The figure represents (a) 206,358 outstanding shares owned by Mr. Kaplan; and (b) options to purchase 90,000 shares, which he can exercise within 60 days.

(11)
The figure represents Mr. Thompson's options to purchase 5,000 shares, which he can exercise within 60 days.

(12)
The figure represents (a) 137,300 outstanding shares owned by Mr. Trestman; (b) 72,000 outstanding shares registered in the name of Mr. Trestman's wife as trustee of an irrevocable family trust (Mr. Trestman has disclaimed beneficial ownership of these shares); and (c) options to purchase 110,000 shares, which he can exercise within 60 days.

(13)
The figure represents Mr. Tyabji's options to purchase 20,000 shares, which he can exercise within 60 days.

(14)
The figure represents (a) 69,128 outstanding shares owned by Dr. Wetherbe; (b) 2,424 outstanding shares registered in the name of Dr. Wetherbe and held by him as custodian for the benefit of his children (Dr. Wetherbe has disclaimed beneficial ownership of these shares); and (c) options to purchase 10,000 shares, which he can exercise within 60 days.

(15)
The figure represents (a) outstanding shares and options described in the preceding footnotes; (b) 36,883 outstanding shares owned by the Company's other executive officers; (c) options granted to the Company's other executive officers to purchase 341,625 shares, which they can exercise within 60 days; (d) 477 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Company's Retirement Savings Plan for the benefit of certain other executive officers; and (e) 1,760 outstanding shares held by family members of other executive officers.

(16)
As reported on the owner's Schedule 13G that reported beneficial ownership as of March 31, 2001.

Nominees and Directors

Nominees for Class 2 Directors

    Robert T. Blanchard has been a director of the Company since September 1999. Mr. Blanchard was formerly the president of the North American Beauty Care Sector of The Procter & Gamble Company. He is currently the president of his consulting company, Strategic & Marketing Services. He serves as a director of Bandag, Inc. and Signet Group, PLC. In addition, he serves as chairman of the Advisory Board of Xavier University's College of Business.

    Jack W. Eugster was appointed a director of the Company on February 1, 2001. Mr. Eugster is the former Chairman of the Board, President and Chief Executive Officer of Musicland Stores Corporation ("Musicland"). Mr. Eugster is also a director of Donaldson Company, Inc. and ShopKo Stores, Inc. He is a director and past president of the National Association of Recording Merchandisers and a past chairman of the Country Music Association. Mr. Eugster is a trustee of Carleton College and a member of the Board of Overseers at the Carlson School of Business at the University of Minnesota.

    Elliot S. Kaplan has been a director and Secretary of the Company since January 1971. Since 1961, he has been an attorney with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota, which serves as outside general counsel to the Company. Mr. Kaplan is also a director of infoUSA, Inc.

    Richard M. Schulze is a founder of the Company. He has been an officer and director of the Company from its inception in 1966 and currently is Chairman of the Board and Chief Executive Officer. Mr. Schulze is also a director of Pentair Inc., a Trustee of the University of St. Thomas and a member of the Board of Overseers at the Carlson School of Management at the University of Minnesota.

    Hatim A. Tyabji has been a director of the Company since April 1998. Since July 2000, Mr. Tyabji has been chairman of DataCard Corporation, a provider of systems and services for managing plastic transaction and identification cards. From September 1998 to March 2000, Mr. Tyabji served as chairman and chief executive officer of Saraïde, Inc., a provider of Internet and wireless data services. From 1986 until 1998, Mr. Tyabji served as president and chief executive officer (and as chairman from 1992 until 1998) of VeriFone, Inc. Mr. Tyabji is also a director of PubliCARD, Inc.; eFunds Corporation; and Ariba, Inc.

Nominee for Class 1 Director

    Allen U. Lenzmeier was appointed a director of the Company on February 1, 2001. Mr. Lenzmeier joined the Company in 1984 as Vice President of Finance and Operations. He was named Senior Vice President in 1986 and promoted to Chief Financial Officer and Executive Vice President in 1991. Mr. Lenzmeier is currently the Company's President of Best Buy Retail Stores, having been appointed to that position in February 2001. He is a national trustee for the Boys and Girls Clubs of the Twin Cities, serves on the Business Advisory Council at Minnesota State University and has been a member of the MSU Foundation for the past six years.

Class 1 Directors — Terms Expire in 2002

    Bradbury H. Anderson has been a director of the Company since August 1986. He is currently the Company's Vice Chairman, President and Chief Operating Officer, having previously served as President and Chief Operating Officer since April 1991. Mr. Anderson has been employed in various capacities with the Company since 1973.

    Kathy Higgins Victor has been a director of the Company since November 1999. She is the founder and president of Centera Corporation, an executive development and coaching firm in Minneapolis, Minnesota. Ms. Higgins Victor was formerly the senior vice president of human resources at Northwest Airlines, Inc., and has held senior executive positions at The Pillsbury Company and Burger King Corporation.

    Mark C. Thompson has been a director of the Company since March 2000. Mr. Thompson is chairman of Integration Technology, a wireless, analog/digital semiconductor company. He was formerly executive producer and senior vice president of The Charles Schwab Corporation. He is a director of Korn Ferry International; Interwoven, Inc.; Kabira, Inc.; Gomez, Inc.; and Rioport, Inc. He also has been a member of the U.S. Securities and Exchange Commission Consumer Advisory Council.

    Frank D. Trestman has been a director of the Company since December 1984. He is president of Trestman Enterprises, an investment and business development firm, and chairman of Avalon Group, a real estate development company. He had been a consultant to McKesson Corporation and is the former chairman of the board and chief executive officer of Mass Merchandisers, Inc., a distributor of non-food products to retailers in the grocery business. Mr. Trestman is also a director of Insignia Systems, Inc. and Metris Companies.

    James C. Wetherbe has been a director of the Company since July 1993. He has been a professor of management information systems at the University of Minnesota since 1980. Since May 2000, he has also been the Stevenson professor of Information Technology at Texas Tech University. He was the Federal Express professor and director of the FedEx Center for Cycle Time Research at the University of Memphis from August 1993 to May 2000. He is a leading consultant and lecturer on information technology and the author of 18 books and more than 200 articles in the field of management and information systems.

Certain Transactions

    The Company leases two of its Best Buy stores from Mr. Schulze and leases one of its Best Buy stores from a partnership in which he is a partner (the "Partnership"). Aggregate rents paid and accrued by the Company to Mr. Schulze and the Partnership during the fiscal year ended March 3, 2001, were $1,368,615. Two of the leases include escalation clauses and one provides for percentage rent based on gross sales. The expiration dates of the leases range from 2002 to 2014, not including renewal options.

    The Company entered into all of the real estate leases with Mr. Schulze and the Partnership prior to 1990, and the Board negotiated and approved the leases (with Mr. Schulze not voting). The Board relied on one or more of its members who had no financial interest in the properties to review market comparisons, look into alternative rental agreements and negotiate with Mr. Schulze. The Board decided that these real estate leases were in the best interest of the Company. The Company has a policy of not participating in real estate transactions with officers, directors, controlling persons and other insiders unless they are approved by the members of the Board who have no financial interest in the transactions. Prior to Board approval, the Finance and Investment Policy Committee of the Board must first determine that any real estate transaction with an insider has terms that are more favorable to the Company than terms available from unaffiliated third parties.

    The Company also leases, on a non-exclusive basis, airplanes from a corporation owned by Mr. Schulze and his wife (the "Corporation"). The Company's senior management generally use the airplanes when it is more economical or practical than flying commercial airlines. The Company pays an hourly rate to the Corporation for use of the planes. The total amount paid by the Company to the Corporation during the fiscal year ended March 3, 2001, was approximately $400,000.

    In January 2001, in connection with the Company's acquisition of Musicland, the Company entered into a four-year consulting agreement with Jack W. Eugster, the former Chairman, President and Chief Executive Officer of Musicland. Under the consulting agreement, Mr. Eugster provides consulting services to the Company with respect to developing marketing strategies, identifying business synergies and strategies and resolving business integration issues and legal issues regarding Musicland and its subsidiaries. For his services, Mr. Eugster receives consulting fees of $1 million per year plus reasonable business expenses. The Company also will make contributions of up to $100,000 per fiscal year out of its regular charitable contribution budget to charitable organizations of Mr. Eugster's choice, subject to the Company's charitable giving objectives.

    On February 1, 2001, Mr. Eugster was appointed to the Board. Mr. Eugster is currently standing for re-election as a Class 2 Director and, if re-elected, would hold office until the 2003 Regular Meeting of Shareholders. In recognition of the unique circumstances pursuant to which Mr. Eugster became a member of the Board, the Company granted Mr. Eugster options to purchase 37,500 shares of the Company's Common Stock at an exercise price of $48.93, the closing price of the Company's Common Stock on January 30, 2001, the date immediately preceding the effective date of the consulting agreement. The options will vest 25% per year beginning one year after the date of grant.

    Pursuant to the Company's Agreement and Plan of Merger dated December 6, 2000 with Musicland (the "Merger Agreement"), Mr. Eugster also received options to purchase 155,446 shares of the Company's Common Stock in exchange for his outstanding options to purchase shares of Musicland Common Stock. The options, which are fully vested, have exercise prices ranging from $46.60 to $78.72 and retain the remainder of their original ten-year terms. Mr. Eugster is also a participant in the Musicland Group Inc. Employee Retirement Plan (the "Musicland Plan"). Pursuant to the Merger Agreement, benefits under the Musicland Plan were frozen as of December 31, 2000, and the Company assumed the plan liabilities. The Company did not make any contributions in fiscal 2001 and will not be making any future contributions to the Musicland Plan.

EXECUTIVE COMPENSATION

Compensation and Human Resources Committee Report on Executive Compensation

Overview and Philosophy

    Three directors who are not employees of the Company serve on the Compensation and Human Resources Committee of the Board (the "Committee"). They are responsible for determining and periodically evaluating the way the Company compensates its directors and officers. Annually, the Committee determines the compensation of the Chief Executive Officer and each of the other executive officers of the Company. The objective is to provide a compensation program that attracts and retains superior management talent, rewards individual performance and compensates executives based on the success of the Company and increases in shareholder value.

    The Company compensates its executive officers at a level approximately in the middle of the range of compensation of executives in similar positions at other companies in the retail industry and of a similar size. Company executives may earn more or less than their counterparts in comparable companies because their salaries depend in part on the annual and long-term performance of the Company, as well as their own individual performance. When the Committee set the levels of executive compensation for the 12-month period ended March 31, 2001, it considered the executive compensation of key competitors as disclosed in their proxy statements. The Committee also considered relevant information from services that report on developments in executive salary and benefits.

Executive Officer Compensation Program

    The three components of the Company's executive officer compensation program are base salary, an annual incentive compensation plan and long-term incentive compensation in the form of stock options or restricted stock awards. Executive officers are also eligible for various benefits including participation in the Company's health plan and Retirement Savings Plan, which are generally available to Company employees. Executive officers can also participate in the Company's Deferred Compensation Plan.

    Base Salary.  The Committee determines base salary levels for the Company's executive officers early in the fiscal year. Members of the Committee consider individual experience,

performance and annual expectations for each of the officers. They also look at the base salaries of executive officers in comparable companies. The base salaries of executive officers have generally been set to be comparable to the midpoint of their peers in similar companies. The salary levels for the Company's executive officers for the 12-month period ended March 31, 2001, were approximately equal to the midpoint of similarly situated executive officers in comparable companies, adjusted based on individual performance.

    Annual Incentive Compensation.  In fiscal 2001, the Company's executive officers and other members of management participated in a shareholder-approved incentive compensation plan (the "Incentive Plan") for select management employees including executive officers. The Incentive Plan provides incentive compensation for eligible employees based on a measure of "Economic Value Added," or "EVA®" of the Company.

    The purpose of the Incentive Plan is to use incentive compensation to motivate performance by linking incentive pay to improvements in the Company's EVA over the long-term. EVA measures the amount by which the Company's after-tax profits, after certain adjustments, exceed the Company's cost of capital. EVA is used to measure performance for incentive compensation to make participants in the Incentive Plan accountable not only for the earnings the Company generates, but also for the economic cost of the capital the Company employs to generate those earnings.

    The Incentive Plan is administered by the Committee. In the first quarter of each fiscal year, the Committee determines which employees are eligible to participate. The Incentive Plan is a multi-year incentive plan intended to motivate participants to make decisions to increase shareholder value over the long-term. Therefore, rather than setting a target level of EVA for only one year, the Committee sets target levels of annual EVA improvement for each of the next three years.

    The Committee also determines target incentive compensation awards available to each plan participant expressed as a percentage of the participant's base salary. The percentage is based on the participant's job responsibilities and levels of incentive compensation earned by individuals in comparable positions in the marketplace. The amount of incentive compensation calculated for a participant in any given year is determined by adjusting the participant's target incentive compensation upward or downward based on the amount by which actual EVA for the year exceeds or falls short of target EVA. Certain minimum levels of EVA must be generated in order for incentive compensation to be accrued in any given year. The amount of incentive compensation that may be accrued is uncapped and varies proportionately with the level of actual EVA achieved relative to the target EVA. The amount of incentive compensation determined for most participants may also be reduced if the participant fails to achieve other financial or non-financial individual performance objectives.

    After a participant's annual incentive compensation has been determined, the amount is credited to the participant's "bonus bank." The participant is then paid from the "bonus bank" an amount up to the target incentive compensation for the current year plus one-third of any remaining "bonus bank" balance. Amounts in a participant's "bonus bank" in excess of two times the participant's annual target bonus also are paid to the participant. If a participant's employment with the Company or its subsidiaries terminates, his or her "bonus bank" will be reduced to zero and no further payments will be made. In addition, the amount in a participant's "bonus bank" may be reduced to zero if certain future minimum levels of EVA are not met. While the amount of incentive compensation that may be accrued is unlimited, the maximum amount of compensation under the Incentive Plan that may be paid to a participant during any one calendar year is $5 million.

    Stock Options and Restricted Stock Awards.  The Company uses stock options and restricted stock awards as long-term incentives for executive officers and other employees as described below. The objectives of these programs are to further the growth and general prosperity of the Company by enabling executive officers, as well as other employees, to acquire shares of the Company's Common Stock. The executive officers are principally responsible for administering the Company's affairs, and the Company depends upon their judgement, initiative and effort to conduct its business successfully. Therefore, stock options and awards of restricted stock increase their personal financial involvement in the Company and encourage them to run the Company's business in a way that increases shareholder value.

    The Company's shareholder-approved 1997 Employee Non-Qualified Stock Option Plan, as amended (the "Employee Option Plan"), gives the Committee the discretion to award stock options to executive officers and certain other employees of the Company and its subsidiaries. The Committee awards these options subjectively without specific criteria. The Employee Option Plan authorizes the Company to grant stock options to certain categories of employees to purchase up to 40 million shares in the aggregate of the Company's Common Stock. These stock options expire after 10 years and vest 25% per year over four years beginning one year after the date of grant. The exercise prices for these options generally are the Company's closing stock prices, as quoted on the NYSE, on the grant dates.

    The Committee grants stock option awards under the Employee Option Plan at levels calculated to be competitive within both the retail industry and a broader group of comparable companies. There are approximately 12,000 employees eligible to receive options under the Employee Option Plan. These employees include: (i) key executive personnel, including officers, senior management employees and members of the Board who are employees of the Company or its subsidiaries; (ii) staff management employees, including managers, supervisors and their functional equivalents for warehousing, service, merchandising, leaseholds, installation, and finance and administration; (iii) line management employees, including retail stores and field managers, supervisors and their functional equivalents; and (iv) any employee who has served continuously for 10 or more years.

    Restricted stock awards also enable the Company and its subsidiaries to attract and retain individuals with the talent to perform services that advance the interests of the Company. The Company's shareholder-approved 2000 Restricted Stock Award Plan (the "Stock Plan") authorizes the Company to issue up to one million shares of the Company's Common Stock to employees of the Company and its subsidiaries, currently numbering approximately 75,000, as well as to directors, consultants and independent contractors of the Company and its subsidiaries. The Stock Plan gives the Committee the discretion to determine, among other things, when stock awards will be made, the participants who will receive the awards and the number of shares awarded to each participant.

    Awards made under the Stock Plan generally vest as follows: 25% upon grant of an award and 25% per year thereafter on each anniversary of the grant date. Shares issued under the Stock Plan are restricted so that in the event a participant's employment or service with the Company terminates, other than for death, disability or retirement, the unvested shares will be forfeited. In addition, unvested shares are subject to transfer restrictions. The Company recognized compensation expense of $1,741,390 under this plan for fiscal 2001, including $460,675 for Mr. Walden.

Chief Executive Officer Compensation

    Mr. Schulze has served as an officer and director of the Company since its inception in 1966 and currently serves as its Chairman and Chief Executive Officer.

    The Committee set Mr. Schulze's base salary for the period April 1, 2000 to March 31, 2001 at $1.05 million, an increase from the $1.0 million base salary in the previous year. When the Committee set Mr. Schulze's total compensation, it considered the outstanding results achieved in fiscal 2000 and Mr. Schulze's anticipated efforts in leading the Company's strategic initiatives to further improve financial performance in fiscal 2001. In addition, for the fiscal year ended March 3, 2001, Mr. Schulze's annual incentive compensation, based upon attainment of performance objectives, was $516,206. Mr. Schulze had a "bonus bank" balance of $601,583 from the prior fiscal year. The total incentive compensation due Mr. Schulze at the end of fiscal 2001, including amounts deferred under the Company's Deferred Compensation Plan, was $1,117,789.

    Mr. Schulze also received an option during fiscal 2001 under the Employee Plan to purchase 400,000 shares of the Company's Common Stock at an exercise price of $70.12 per share, the closing price, as quoted on the NYSE, on the date of grant. While the number of options granted is discretionary and not subject to specific criteria, the Committee considered Mr. Schulze's contributions in leading the Company to continued improvement in financial performance, the increase in the Company's earnings from $216.3 million in fiscal 1999 to $347.1 million in fiscal 2000 and the improvement in EVA. The Committee also considered the number of shares granted to chief executive officers of comparable companies in determining the number of options to be granted to Mr. Schulze.

                      COMPENSATION AND HUMAN
                      RESOURCES COMMITTEE

                      Frank D. Trestman, Chairman
                      James C. Wetherbe
                      Kathy Higgins Victor

Compensation Committee Interlocks and Insider Participation

    The Company's Compensation and Human Resources Committee consists of Mr. Trestman (Chairman), Mr. Wetherbe and Ms. Higgins Victor. No current or former employee of the Company or its subsidiaries is a member of the Compensation and Human Resources Committee.

Summary Compensation Table

    The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned during the period by the Chief Executive Officer of the Company and the next five most highly compensated executive officers of the Company.

Long-Term Compensation
Annual Compensation (1)
Number of Securities Underlying Options
Name and Title	Fiscal Year	Base Salary		Bonus(2)			Restricted Stock Awards		All Other Compensation(5)
Richard M. Schulze Founder, Chairman, Chief Executive Officer	2001 2000 1999	$1,050,000 1,000,000 950,000		$1,117,789 1,550,792 1,510,500		400,000 100,000 300,000	$	-- -- --	$28,255 24,890 25,353
Bradbury H. Anderson Vice Chairman, President, Chief Operating Officer	2001 2000 1999	766,500 730,000 695,000		489,591 679,247 1,035,550		160,000 60,000 240,000		-- -- --	12,607 10,590 11,053
Allen U. Lenzmeier President of Best Buy Retail Stores	2001 2000 1999	551,250 525,000 495,000		305,156 423,366 688,050		137,500 37,500 150,000		-- -- --	11,105 8,590 9,053
Wade R. Fenn President of Entertainment and Strategic Business Development	2001 2000 1999	551,250 525,000 485,000		305,156 423,366 674,150		162,500 37,500 150,000		-- -- --	4,206 3,590 4,053
John C. Walden President, BestBuy.com, Inc.	2001 2000 1999	365,721 278,478 --	(4)	155,185 396,108 --	(4)	105,000 100,000 --		393,750(3) -- --	3,740 1,246 --

Long-Term Compensation
Annual Compensation (1)
Number of Securities Underlying Options
Name and Title	Fiscal Year	Base Salary	Bonus (2)		Restricted Stock Awards	All Other Compensation (5)
Michael P. Keskey Executive Vice President of Retail Sales	2001 2000 1999	353,934 337,080 318,000	165,785 230,006 410,220	22,500 22,500 90,000	-- -- --	3,695 3,590 4,053

(1)
The Company's Deferred Compensation Plan allows certain employees to defer a portion of their base salary and cash bonuses. This plan also provides for Company matching contributions which, when combined with the employer match under the Company's Retirement Savings Plan, does not exceed the maximum allowable employer contribution under federal tax law. Amounts shown as Base Salary and Bonus are before any deferrals.

(2)
The Company's executive officers and certain other members of management participate in the Incentive Plan. A portion of the annual incentive amount accrued may be maintained in a "bonus bank" and is subject to forfeiture. A description of the Incentive Plan is found in Executive Officer Compensation Program-Annual Incentive Compensation beginning on page 16. Amounts shown for fiscal 2001 include the following amounts from the officer's "bonus bank" that were carried over from fiscal 2000: Mr. Schulze, $601,583; Mr. Anderson, $263,493; Mr. Lenzmeier, $164,232; Mr. Fenn, $164,232; Mr. Walden, $76,074; and Mr. Keskey, $89,224. At the end of fiscal 2001, there were no "bonus bank" balances remaining.

(3)
The amount represents the compensation recognized for the 15,750 shares of restricted stock awarded to Mr. Walden under the Stock Plan that vested immediately on the grant date. In addition, Mr. Walden has 47,250 shares that were awarded which have not yet vested. The compensation related to the unvested shares will be reflected as the shares vest and the restrictions lapse in equal amounts over the next three years. Based on the closing price of the Company's stock, as quoted on the NYSE, on March 3, 2001, the value of unvested shares was $1,894,725.

(4)
Mr. Walden was hired in May 1999. The amount shown as Bonus includes a $200,000 hiring bonus.

(5)
Includes the portions of premiums paid by the Company for life insurance coverage exceeding $50,000 ("A"), the officers' portions of the Company's contribution to its Retirement Savings Plan ("B"), the officers' portions of the Company's contribution to its Deferred Compensation Plan ("C"), and the premiums paid by the Company for split-dollar life insurance ("D"), as follows:

	Fiscal Year	"A"	"B"	"C"	"D"
Richard M. Schulze	2001	$2,336	$3,610	$1,009	$21,300
	2000	390	1,634	1,566	21,300
	1999	213	2,560	1,280	21,300
Bradbury H. Anderson	2001	1,139	3,877	591	7,000
	2000	390	2,560	640	7,000
	1999	213	2,560	1,280	7,000
Allen U. Lenzmeier	2001	2,128	3,499	478	5,000
	2000	390	2,560	640	5,000
	1999	213	2,560	1,280	5,000
Wade R. Fenn	2001	495	3,711	--	--
	2000	390	2,560	640	--
	1999	213	2,560	1,280	--
John C. Walden	2001	395	--	3,345	--
	2000	338	--	908	--
	1999	--	--	--	--
Michael P. Keskey	2001	743	2,952	--	--
	2000	390	2,560	640	--
	1999	213	2,560	1,280	--

Stock Options Granted and Exercised

    The following tables summarize the options granted to and exercised by the Chief Executive Officer and the next five most highly compensated executive officers of the Company during the fiscal year ended March 3, 2001. They also show the value of all options held by these individuals at the end of fiscal 2001.

Option Grants in Fiscal 2001

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal 2001
			Exercise Price ($/Share)	Expiration Date
					5%	10%
Richard M. Schulze	400,000(1) 5,000(2)	7.19 0.09%	$70.12 70.12	4-13-10 4-13-10	$17,639,000 220,000	$44,701,000 559,000
Bradbury H. Anderson	160,000(1) 5,000(2)	2.88 0.09	70.12 70.12	4-13-10 4-13-10	7,056,000 220,000	17,881,000 559,000
Allen U. Lenzmeier	137,500(1)	2.47	70.12	4-13-10	6,063,000	15,366,000
Wade R. Fenn	25,000(1) 137,500(1)	0.45 2.47	51.68 70.12	2-27-10 4-13-10	813,000 6,063,000	2,059,000 15,366,000
John C. Walden	15,000(1) 90,000(1)	0.27 1.62	51.68 67.18	2-27-10 9-19-10	488,000 3,802,000	1,235,000 9,636,000
Michael P. Keskey	22,500(1)	0.40	70.12	4-13-10	992,000	2,514,000

The price of one share of the Company's Common Stock acquired at $51.68, $67.18 or $70.12 would equal approximately $84.18, $109.43 or $114.22 when compounded at 5% over a 10-year term, and $134.04, $174.25 or $181.87 when compounded at 10% over a 10-year term.

(1)
Number of shares issuable upon the exercise of options granted on February 28, 2000, April 14, 2000 or September 20, 2000, under the Company's 1997 Employee Non-Qualified Stock Option Plan, as amended. The options are exercisable 25% per year beginning one year after the date of grant and have a 10-year term.

(2)
Number of shares issuable upon the exercise of options granted on April 14, 2000, under the Company's 1997 Directors' Non-Qualified Stock Option Plan, as amended. The options are exercisable as of the date of grant and have a 10-year term.

Option Exercises during Fiscal 2001 and Value of Options at End of Fiscal 2001

			Number of Unexercised Options at End of Fiscal 2001		Value of Unexercised In-the-Money Options at End of Fiscal 2001(1)
Name	Shares Acquired on Exercise
		Realized Value(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard M. Schulze	235,000	$18,126,000	405,000	750,000	$11,277,000	$8,050,000
Bradbury H. Anderson	116,000	8,967,000	525,000	425,000	16,495,000	6,440,000
Allen U. Lenzmeier	159,000	13,070,000	239,000	266,000	7,504,000	2,641,000
Wade R. Fenn	17,500	1,320,000	399,000	284,000	13,346,000	2,641,000
John C. Walden	--	--	29,000	176,000	--	--
Michael P. Keskey	111,000	8,196,000	103,000	99,000	2,986,000	1,585,000

(1)
Value based on the market value of the Company's Common Stock on the date of exercise or at the end of fiscal 2001, as applicable, minus the exercise price.

Comparative Stock Performance

    The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on an industry index of hardlines specialty retailers that are similar to the Company (the "Industry Index"). The Industry Index includes Circuit City Stores, Inc.; Good Guys, Inc.; Home Depot, Inc.; Office Depot, Inc.; Staples, Inc.; Tweeter Home Entertainment Group, Inc.; and RadioShack Corporation. The graph also compares the Company's return to the S&P 500 Companies Index, published by Standard & Poors (the "Broad Market Index"), of which the Company is a component, over the same period.

COMPARISON OF THE FIVE YEAR CUMULATIVE TOTAL RETURNS
ON COMMON STOCK OF THE COMPANY,
INDUSTRY INDEX AND BROAD MARKET INDEX*

The graph assumes an investment of $100 at the close of trading on March 2, 1996, the last trading day of fiscal 1996, in Best Buy Co., Inc. Common Stock, the Industry Index and the Broad Market Index.

*Cumulative Total Returns assumes dividend reinvestment.

Source: Media General Financial Services

Retirement Savings Plan

    The Best Buy Co., Inc. Retirement Savings Plan (the "Retirement Plan") is intended to meet the requirements of Internal Revenue Code Section 401(k). The Retirement Plan is available to Best Buy Co., Inc. employees who have been employed for at least six months, have worked a minimum of 500 hours in a rolling six month period, and are at least 21 years of age. Eligible employees may choose to contribute up to 20% of their pre-tax earnings, subject to certain limitations. Employee contributions vest immediately.

    The Company matches employee contributions at rates as determined from time to time by the Board. During the fiscal year ended March 3, 2001, the Company matched 40% of the first 5% of participating employee's pre-tax earnings through December 2000. Effective January 2001, the Company increased the match rate to 50% of the first 5% of participating employee's pre-tax earnings. The Company's matching contributions vest according to a five-year schedule. For fiscal 2001, the total Company matching contribution was $6,781,816, including $17,649 in the aggregate for the Chief Executive Officer and the next five most highly compensated executive officers.

    Although the Company currently intends to continue the Retirement Plan, as well as make matching contributions, the Board may terminate the plan or discontinue the matching contribution at its discretion. If the Retirement Plan were to be terminated, the participants would become fully vested in all of the matching funds contributed by the Company up to that time. American Express Trust Company is the trustee for the Retirement Plan.

Deferred Compensation Plan

    The Company has a non-qualified, unfunded Deferred Compensation Plan. Only certain management and other highly compensated employees, as determined by the Company at its sole discretion, and members of the Board can participate in this plan. A participant may elect to defer up to 75% of his or her base salary and 100% of his or her incentive compensation and/or director fees. The Deferred Compensation Plan also provides for Company matching contributions to employees which, when combined with the employer match under the Retirement Plan, does not exceed the maximum allowable employer contribution under federal tax law. Amounts deferred and contributed under the Deferred Compensation Plan are credited or charged with the performance of the investment options offered under the Deferred Compensation Plan and elected by the participants. Investment options do not represent actual investments, rather a measurement of performance.

    Participants in the Deferred Compensation Plan can elect to receive distributions from the plan at retirement or earlier as permitted by the plan. Participants are fully vested in their contributions and vest in the Company contribution according to a five-year schedule provided in the Deferred Compensation Plan. During the fiscal year ended March 3, 2001, the Company matched 40% of the first 5% of a participating employee's eligible pre-tax earnings through December 2000. Effective January 2001, the Company increased the match rate to 50% of the first 5% of a participating employee's eligible pre-tax earnings. The Company's matching contributions vest according to a five-year schedule. For fiscal 2001, the Company's matching contribution was $314,484, including $5,423 in the aggregate for the Chief Executive Officer and the next five most highly compensated executive officers. Although the Company currently intends to continue the Deferred Compensation Plan, as well as make matching contributions, the Board may terminate the plan or discontinue the matching contribution at its discretion.

Directors' Compensation

    Each non-employee director of the Company received $25,000 plus expenses for his or her services as a director in fiscal 2001. Each committee chairperson received an additional $3,000 fee and each non-employee committee member received an additional fee of $500 for each committee meeting attended. On April 14, 2000, the Company granted each director an option to purchase 5,000 shares of Common Stock at an exercise price of $70.12 per share under the Company's 1997 Directors' Non-Qualified Stock Option Plan, as amended (the "1997 Directors' Plan"), described below. As of March 31, 2001, directors, including directors who are employees of the Company, had options outstanding to purchase 527,500 shares of the Company's Common Stock, at prices ranging from $3.19 to $70.12 per share. These options were granted under both the 1997 Directors' Plan and the Company's 1987 Directors' Non-Qualified Stock Option Plan, as amended (the "1987 Directors' Plan"), described below. During fiscal 2001, Mr. Kaplan and Mr. Trestman, realized appreciation of $691,000 and $2,745,000, respectively, from the exercise of options.

Directors' Non-Qualified Stock Option Plans

    Options granted under the 1987 Directors' Plan, which expired on May 1, 1997, vest immediately and can be exercised over a period of five years after the date of grant. Options to purchase 2,392,000 shares of the Company's Common Stock had been granted under the 1987 Directors' Plan. As of March 31, 2001, options to purchase 130,000 shares remain outstanding.

    The 1997 Directors' Plan authorizes the Company to issue options to purchase 2.8 million shares. The Compensation and Human Resources Committee determines the number of options to be granted to directors on a discretionary basis without specific criteria. These options vest immediately and can be exercised over a 10-year period. However, effective December 3, 1999, in the event a director who is not an employee of the Company resigns or is removed from the Board prior to the end of the term to which he or she has been elected or appointed (the "Term End"), all of his or her outstanding options will expire at the Term End so long as the resignation or removal is not due to health reasons. The exercise prices for 1997 Directors' Plan options are generally the closing prices of the Company's Common Stock, as quoted on the NYSE, on the dates of grant. As of March 31, 2001, the Company had granted options to purchase 587,500 shares of the Company's Common Stock under the 1997 Directors' Plan, and options to purchase 397,500 shares remain outstanding.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors, executive officers and shareholders who own more than 10% of the Company's equity securities file initial reports of ownership with the Securities and Exchange Commission (the "SEC") and the NYSE. They must also file reports of changes in ownership of Common Stock and other equity securities of the Company with the SEC and the NYSE. In addition, they are required by SEC regulations to give the Company copies of all Section 16(a) reports that they file with the SEC.

    The Company believes its officers, directors and owners of more than 10% of the Company's outstanding equity securities complied with the reporting requirements during the fiscal year ended March 3, 2001, except for a late report of a disposition of shares indirectly owned by Mr. Schulze, a late report of a gift of shares made by Mr. Fenn and a late report of the receipt of options by Mr. Tyabji. The Company bases this belief only on its review of the copies of the reports it has received and written statements from its executive officers and directors.

RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has appointed Ernst & Young LLP as the Company's independent auditor for the fiscal year that began March 4, 2001. The Company will ask shareholders to approve Ernst & Young LLP as the independent auditor at the Meeting. Ernst & Young LLP has served as the Company's auditor since August 1994. Representatives of Ernst & Young LLP are expected to attend the Meeting. They will be able to make a statement if they wish and will be able to respond to appropriate questions from shareholders.

Audit Fees

    Ernst & Young LLP billed the Company an aggregate of $410,000 in fees for professional services rendered in connection with the audit of the Company's financial statements for the fiscal year ended March 3, 2001 and the reviews of the financial statements included in each of the Company's quarterly reports on Form 10-Q during that fiscal year.

Financial Information Systems Design and Implementation Fees

    For the fiscal year ended March 3, 2001, Ernst & Young LLP billed the Company an aggregate of $577,000 in fees for professional services rendered to the Company in connection with the design and implementation of financial and information systems. These fees were billed by the consulting group of Ernst & Young LLP prior to the sale of that group to Cap Gemini S.A., an unrelated French company, in May 2000.

All Other Fees

    Ernst & Young LLP billed the Company an aggregate of $6,094,000 in fees for other services rendered to the Company for the fiscal year ended March 3, 2001, including audit-related service fees of $910,000 and non-audit service fees of $5,184,000. Audit-related service fees include fees for business acquisitions, internal audit, accounting consultations and SEC filings. Non-audit fees were principally fees for tax planning services. It is the Company's practice to engage professional services firms to assist in the implementation of strategic initiatives when particular areas of technical expertise are required. Management believes that in areas relative to tax planning, Ernst & Young LLP is familiar with the Company's operations and structure and is able to most effectively and efficiently assist with tax planning strategies. Approximately half of the tax planning services fees billed were related to the finalization of a project that began in fiscal 1999. In addition, Ernst & Young LLP provided real estate advisory services during fiscal 2001.

    The Board recommends that shareholders vote FOR the proposal to ratify the appointment of Ernst & Young LLP. If the appointment is not approved by the shareholders, the Board is not required to appoint other auditors. However, the Board will give consideration to an unfavorable vote.

Report of the Audit Committee of the Board of Directors

    The Audit Committee of the Company's Board of Directors is composed of four members and acts under a written charter first adopted and approved by the Board of Directors in June 1999 and amended in June 2000. A copy of the amended charter is attached to this proxy statement as Appendix A. The members of the committee are independent directors, as defined by its charter and the rules of the NYSE.

    The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended March 3, 2001, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    The Audit Committee reviewed with Ernst & Young LLP, the Company's independent auditor, who is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards and by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. In addition, the committee discussed with the independent auditor the auditor's independence from management and the Company including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the auditor's independence.

    The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended March 3, 2001 to be filed with the SEC.

                      AUDIT COMMITTEE

                      Frank D. Trestman, Chairman
                      Robert T. Blanchard
                      Mark C. Thompson
                      Hatim A. Tyabji

OTHER BUSINESS

    The Company is not aware of any other items of business that need to be addressed at the Meeting. If any other items of business are properly brought before the Meeting, the people named in the enclosed proxy card will vote the shares they represent as the Board recommends.

PROPOSALS FOR THE NEXT REGULAR MEETING

    Shareholder proposals for consideration at the 2002 Regular Meeting of Shareholders must be received at the Company's principal executive offices at 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, no later than January 11, 2002.

                      By Order of the Board of Directors

                      Elliot S. Kaplan
                       Secretary

Dated: May 17, 2001

Appendix A

BEST BUY CO., INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Charter of the Audit Committee

Organization

    The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent of management and the Company. Members of the Audit Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All Audit Committee members should be financially literate and will have sufficient knowledge of financial matters to enable them to carry out the responsibilities of this Committee. At least one member will have accounting or related financial management expertise.

Statement of Policy

    The Audit Committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and the investment community relating to the corporate accounting, reporting practices of the Company, and the timeliness, quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditors, the internal auditors and the financial management of the Company.

Responsibilities

    While the Audit Committee has the specific responsibilities set forth in this charter, the Audit Committee does not conduct audits or investigations or determine that the Company's financial statements are accurate and in compliance with generally accepted accounting practices. Nor will the Audit Committee resolve disagreements, if any, between Company management and the independent auditors, or assure compliance with laws and regulations, and the Company's

A–1

ethics policy. These are the responsibilities of Company management and the independent auditors, as applicable.

    In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and with the objective of assessing whether the Company's accounting and reporting practices are in accordance with all requirements and are of the highest quality.

    In carrying out these responsibilities, the Audit Committee will:

  •
  Obtain the full Board of Directors' approval of this Charter and review and reassess this Charter as conditions dictate.

  •
  Review and recommend to the Board of Directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries, as required.

  •
  Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Directors and the Audit Committee, as the shareholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services. In fulfilling this responsibility, the Audit Committee is responsible for obtaining, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and the Company. The Audit Committee will also engage in dialogue with the independent auditors with respect to any relationship or services that it believes may impact the independent auditors' objectivity and independence.

  •
  Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the procedures to be utilized in conducting their audit. The Audit Committee shall meet with the independent auditors prior to the issuance of the press release announcing the Company's full financial results for the year to review findings with respect to the annual audit. Following completion of the annual audit, the Audit Committee shall review the auditor's recommendations to management as well as results of procedures performed.

A–2

  •
  Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and solicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Consideration should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review the Company's established policies with respect to ethics and business conduct.

  •
  Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company policies.

  •
  Review the loss prevention and financial quality assurance functions of the Company including the independence and authority of their reporting obligations, the proposed work plans for the coming year, and the coordination of such plans with the independent auditors. Representatives of these functions shall be allowed access to the Audit Committee for purposes of reporting their findings and receiving direction from the committee regarding projects to be undertaken.

  •
  Review with management and the independent auditors the general content of the financial statements in the annual report to be issued to shareholders to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their analysis of significant financial reporting issues and practices, including changes in, or adoption of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the committee by the auditors. Also review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

A–3

  •
  Provide sufficient opportunity, at least annually, for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of their audit.

  •
  Report the results of the annual audit to the Board of Directors. If requested by the board, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other directors' questions. Alternatively, the other directors, particularly the other independent directors, may be invited to attend the Audit Committee meeting during which the results of the annual audit are reviewed.

  •
  Review the nature and scope of other professional services provided to the Company by the independent auditors and consider the relationship to the auditors' independence.

  •
  On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the auditors.

  •
  Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

  •
  Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

A–4

PROXY	PROXY

BEST BUY CO., INC.
7075 Flying Cloud Drive
Eden Prairie, Minnesota 55344

This Proxy is Solicited on Behalf of the Board of Directors
for the Regular Meeting of Shareholders—June 26, 2001

The undersigned hereby appoint(s) Richard M. Schulze and Elliot S. Kaplan, or either of them, each with the power of substitution, as proxies and agents ("Proxy Agents"), in the name of the undersigned to represent and to vote as designated all of the shares of Common Stock of Best Buy Co., Inc. (the "Company"), held of record by the undersigned as of the close of business on Friday, May 4, 2001, at the Regular Meeting of Shareholders to be held on Tuesday, June 26, 2001, at 10 a.m., Central Daylight Time, the undersigned herewith ratifying all that the said Proxy Agents may so do. The undersigned further acknowledges receipt of the Notice of 2001 Regular Meeting of Shareholders and the Proxy Statement in support of the Board of Directors' solicitation of proxies dated May 17, 2001.

MAIL IN VOTING: Please mark, sign, date and mail the proxy card promptly using the enclosed envelope.
ELECTRONIC VOTING: Instructions to vote via the Internet or telephone are on the reverse side.

(Continued on the reverse side.)

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

BEST BUY CO., INC.
PLEASE MARK VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.	Election of five Class 2 Directors —	/ /	/ /	/ /
	Robert T. Blanchard, Jack W. Eugster, Elliot S. Kaplan,	FOR	WITHHOLD	FOR
	Richard M. Schulze and Hatim A. Tyabji.	ALL	ALL	ALL
		NOMINEES	NOMINEES	EXCEPT*
(*EXCEPT NOMINEE(S) WRITTEN BELOW)

2.	Proposal to ratify the appointment of one Class 1 Director — Allen U. Lenzmeier.	/ / FOR	/ / AGAINST	/ / ABSTAIN
3.	Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditor for the current fiscal year.	/ / FOR	/ / AGAINST	/ / ABSTAIN
4.	In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed and returned to the Company will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.
Dated: _____________________________________________________________________, 2001
Signature(s): _____________________________________________________________________

Please date and sign exactly as name(s) appears hereon and return promptly in the accompanying postpaid envelope. If shares are held by joint tenants or as community property, both shareholders should sign.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

BEST BUY CO., INC.
INTERNET AND TOLL-FREE TELEPHONE VOTING

Dear Shareholder:

Best Buy Co., Inc. encourages you to take advantage of the convenient ways to vote your shares prior to the Tuesday, June 26, 2001, Regular Meeting of Shareholders. You can vote your shares electronically through the Internet or by telephone 24 hours a day, 7 days a week. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation or in the email message sent to those who signed up to receive proxy materials on the Internet. The control number must be used to access the system. Have this proxy card in hand when you log on to the Internet or call.

1.	To vote over the Internet:
• Log on the Internet and go to the Web site: http://www.eproxyvote.com/bby
2.	To vote over the telephone:
• On a touch-tone telephone, call 1-(877) PRX-VOTE (1-877-779-8683).
• Outside of the U.S. and Canada, call (201) 536-8073.

Your electronic vote authorizes the named Proxy Agents to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

QuickLinks

NOTICE OF 2001 REGULAR MEETING OF SHAREHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Option Grants in Fiscal 2001
Option Exercises during Fiscal 2001 and Value of Options at End of Fiscal 2001
COMPARISON OF THE FIVE YEAR CUMULATIVE TOTAL RETURNS ON COMMON STOCK OF THE COMPANY, INDUSTRY INDEX AND BROAD MARKET INDEX
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
RATIFICATION OF APPOINTMENT OF AUDITORS
OTHER BUSINESS
PROPOSALS FOR THE NEXT REGULAR MEETING
BEST BUY CO., INC. CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS